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                                                                                                                     Exhibit 12




                                      VALLEY RESOURCES, INC. AND SUBSIDIARIES
                         COMPUTATION OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

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                                       For the six months ended                        For the year ended
                                            February 28,                                 August 31,
                                            ------------                                 ----------
                                         1997          1996           1996        1995       1994        1993        1992
                                         ----          ----           ----        ----       ----        ----        ----
Earnings:
    Net Income......................   $2,488,076   $3,079,420    $3,998,360  $2,554,925  $3,826,026  $3,727,230   $3,114,599
    Provisions for income taxes.....    1,164,344    1,523,401     1,541,160     753,033   1,350,965   1,444,936    1,012,043
    Fixed Charges...................    1,845,798    1,837,404     3,683,294   3,599,618   3,191,174   2,860,700    2,350,821
                                       ----------   ----------    ----------  ----------  ----------  ----------   ----------

       Total........................   $5,498,218   $6,440,225    $9,222,814  $6,907,576  $8,368,165  $8,032,866   $6,477,463
                                       ==========   ==========    ==========  ==========  ==========  ==========   ==========

Fixed Charges:
    Interest on debt................    1,633,103    1,628,167     3,259,495   3,247,752   2,846,880   2,572,082    2,091,019
    Amortization of debt expense....       28,965       28,965        57,931      57,931      57,931      53,056       57,710
    Interest component of rent......      183,730      180,272       365,868     293,935     286,363     235,562      202,092
                                       ----------   ----------    ----------  ----------  ----------  ----------   ----------

       Total........................   $1,845,798   $1,837,404    $3,683,294  $3,599,618  $3,191,174  $2,860,700   $2,350,821
                                       ==========   ==========    ==========  ==========  ==========  ==========   ==========

Ratio of Earnings to Fixed Charges..          3.0          3.5            2.5         1.9         2.6         2.8         2.8

Pro Forma:
    Actual fixed charges............   $1,845,798                 $3,683,294
    Pro forma interest on debt to be
       sold, assuming a rate of 8.3%      290,500                    581,000
    Actual interest on debt to be
       retired......................     (373,629)                  (774,498)
                                       ----------                 ----------

    Pro forma fixed charges.........   $1,762,669                 $3,489,796
                                       ==========                 ==========

    Pro forma ratio of earnings to
       fixed charges................          3.1                        2.6

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